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Exhibit 99.9

SPECIAL INSTRUCTIONS FOR PARTICIPANTS IN OUR 401(k) PLAN

WHAT YOU NEED TO KNOW
ABOUT
THE BANCORP STOCK RIGHTS OFFERING
AND
YOUR 401(k) ACCOUNT

BACKGROUND INFORMATION

        What the Rights Offering Is All About.    As you may have heard by now, West Coast Bancorp is making what is known as a "Rights Offering" to its current shareholders. Basically, a rights offering gives shareholders the right to buy additional shares at a discount. Our Rights Offering allows anyone holding Bancorp Common Stock on the January 19, 2010, record date to purchase additional shares of common stock at what we hope will be a discount below our stock's market price on [*], 2010, the last day of the Rights Offering.

        The Rights Offering Applies to Our 401(k) Plan.    Our Rights Offering also applies to the shares you hold in your account in our 401(k) Plan. Your rights under the Rights Offering with respect to the Bancorp stock you hold in the 401(k) Plan are separate and apart from the rights you have with respect to any Bancorp stock you hold outside of the 401(k) Plan. Which leads us to the—

        Purpose of this Notice.    This Notice will explain—

  •
  What the Rights Offering means to you as a participant in our 401(k) Plan

  •
  How you can exercise your 401(k) Plan rights under the Rights Offering if you choose to do so

  •
  The earlier election deadline and the other special procedures that apply if you want to exercise your rights under the 401(k) Plan.

        Where to Find the Full Details.    This Notice is only a summary of the Rights Offering. It has been prepared for your convenience to give you a quick overview. The full details are set out in the Rights Offering Prospectus that has been provided to you along with this notice. If you need another copy of the Prospectus, please call Morrow & Co., LLC, the Information Agent for the Rights Offering, at (800) 607-0088 to obtain a copy.

Q&As

        Here are some questions and answers to help walk you through the Rights Offering and the procedures you will need to follow if you want to exercise your rights regarding the Bancorp stock you have in your 401(k) account. But again, please refer to the Rights Offering Prospectus for the full details.

Q&A-1—What Rights Does the Rights Offering Give Me?

        The Rights Offering gives you the ability to purchase Bancorp stock at $2 per share, which we hope will be a discount price. In the Rights Offering, you have been given a certain number of "Subscription Rights" for each share of Bancorp stock that you have in your 401(k) account. To see how many Subscription Rights you received in the Rights Offering, please look at the bottom right-hand corner of the accompanying "Subscription Rights Certificate and Election Form."

        Your Subscription Rights give you two separate privileges—your Basic Subscription Privilege and your Over-Subscription Privilege.

Q&A-2—What Is My Basic Subscription Privilege?

        Your Basic Subscription Privilege gives you the option to purchase one share of Bancorp stock at $2 per share for each Subscription Right you have. This is strictly voluntary. You do not have to purchase any shares at all. If you don't want to exercise your Subscription Rights, you don't have to do anything. There is no paperwork you have to fill out to "opt out" of the Rights Offering.

        And you can purchase less than the full amount of shares that you are entitled to. If you choose to exercise your privilege, you may only purchase a whole number of shares. That is, purchases of fractional shares are not allowed.

        Example:    Let's say you received nine Subscription Rights. Your Basic Subscription Privilege gives you the option of purchasing up to nine shares of Bancorp stock at the $2 per share Rights Offering price. But you cannot elect to purchase, say, three and a half shares. And, of course, you are free not to purchase any shares at all.

        The number of Subscription Rights you were granted was determined by multiplying the number of shares you owned in the 401(k) Plan as of January 19, 2010, by .31787. (The multiplier was determined by dividing the 5 million shares being offered in the Rights Offering by the total number of shares owned by all shareholders on January 19, 2010.)

Q&A-3—What Is My Over-Subscription Privilege?

        If you elect to exercise your Basic Subscription Privilege in full, you also get an Over-Subscription Privilege. This privilege gives you the opportunity to purchase any number of additional shares at the $2 per share Rights Offering price (subject to West Coast Bancorp's right to reject in whole or in part any over-subscription request).

        Basically, your Over-Subscription Privilege gives you the opportunity to share in the "leftovers." That is, if everyone does not exercise their Basic Subscription Privilege in full, there will be a number of shares left over that can be bought at the $2 per share Rights Offering price. These "leftover" shares will be divided up pro rata among everyone who chose to exercise their Over-Subscription Privileges. This pro rata split will be based on the number of shares the over-subscribing shareholders subscribed to under their Basic Subscription Privileges.

        Example:    Let's take a very simple example to show you how this will work. Let's say that after everyone has exercised their Basic Subscription Privileges there are 100 shares "left over." And let's say only two people have opted to exercise their Over-Subscription Privilege—you've elected to buy an additional 50 shares and someone else has elected to buy an additional 200 shares. Since there are not enough "leftover" shares to fill both your orders, you will each receive your pro rata share based on the number of shares you both subscribed to under your Basic Subscription Privileges. Let's say that you subscribed to 10 shares under your Basic Subscription Privilege and the other person subscribed to 40 shares under their Basic Subscription Privilege—a combined 50 shares. This means that your pro rata share of the over-subscription is 10/50, or 20%, while the other person's is 40/50, or 80%. So, you'll wind up purchasing 20 additional shares (20% × 100 shares), and the other person will purchase an additional 80 shares (80% × 100 shares).

Q&A-4—How Do I Exercise My Subscription Rights?

        To exercise your Subscription Rights regarding the Bancorp stock you have in your 401(k) account, you need to do two things:

        First, fill out the accompanying Subscription Rights Certificate and Election Form and return it to Wells Fargo Bank (see Q&A-6) before the 401(k) Rights Offering deadline (see Q&A-7).

        Second, make sure there's enough money in the Money Market Fund in your 401(k) account to pay for the number of shares you want to purchase, including those you want to acquire if you are exercising your Over-Subscription Privilege. For example, if you have nine Subscription Rights and want to exercise them all, plus sign up for an additional nine under your Over-Subscription Privilege, you will need to have $36 in the Money Market Fund (18 shares × $2 per share = $36). If you need to move money into the Money Market Fund, make sure you make that move before the fund transfer deadline (see Q&A-9). To check the balance of your Money Market Fund, go to www.frps.retirementpartner.com. If you are new to the website, you will need to register. Click on "Don't have a Username? Register here" where you will need to enter your Social Security Number and PIN. If you do not have a PIN, you can obtain a temporary PIN by calling (877) 715-4015 between 9:00 am and 8:00 pm (EST), Monday through Friday. You will be able to change your PIN after you are registered. You will also be asked to select a security image and enter a user verification question and answer. Once you are registered, the "My Account" page will come up. To check your balance in the Money Market Fund, click on "Asset Allocation." To move money into the Money Market Fund, click on "Change Account" in the drop down menu on the left side of the screen and select "Fund Transfers." If you need assistance on how to use these features, please contact Laurie Ferris (see Q&A-21).

Q&A-5—May I Exercise My Subscription Rights If I Am Less Than Fully Vested Under the 401(k) Plan?

        Yes, even though you are not fully vested in your 401(k) benefits, you may exercise any or all of your Subscription Rights.

Q&A-6—Where Do I Send My Completed Subscription Rights Certificate and Election Form?

        You must return your Subscription Rights Certificate and Election Form to one of the following addresses:

By First Class Mail to:	By Overnight Courier or Hand-Delivery to:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Shareowner Services	Shareowner Services
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 64854	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075

        You can use the self-addressed enveloped that was provided along with this notice.

Q&A-7—What's the 401(k) Rights Offering Deadline for Getting My Election Form In?

        Your election form must be actually received, not just postmarked, no later than 5:00 pm CST (3:00 pm PST) on Monday, February 22, 2010. If you miss this deadline, you cannot participate in the Rights Offering with respect to the stock you hold in your 401(k) account!

Q&A-8—Isn't that Deadline Earlier than the Regular Deadline Under the Rights Offering?

        Yes! The deadline for exercising your Subscription Rights regarding the Bancorp stock you have in your 401(k) account is earlier than the deadline you have to meet if you are exercising your Subscription Rights regarding any Bancorp stock you own outside the 401(k) Plan.

        The reason for this is that, to meet legal requirements, the Bancorp stock in the 401(k) Plan is held in a trust account. This means you don't exercise your rights directly. Instead, West Coast Trust, our 401(k) Plan's trustee, exercises your rights on your behalf. This requires the trustee to coordinate with the other parties responsible for plan asset custody and recordkeeping. As a result, additional processing time is needed.

Q&A-9—What's the Deadline for Moving Funds into the Money Market Fund?

        The money that will be used to purchase the shares you want to acquire under the Rights Offering will be taken out of the Federated Government Obligations Money Market Fund in your 401(k) account. So you need to make sure that you have enough money in that fund to cover the full purchase price for the number of shares you want to acquire, including any you want to purchase under your Over-Subscription Privilege. If you do not have enough money in the Federated Government Obligations Money Market Fund to cover your entire purchase price, you will need to transfer money from the other funds in which your 401(k) account is invested into that Money Market Fund.

        If you need to transfer funds into the Federated Government Obligations Money Market Fund, you can do this by using our 401(k) Plan's regular online or toll-free automated telephone access systems. If you need any assistance on how to use these features, please contact Laurie Ferris (see Q&A-21). Either way, you will need to give your investment instructions no later than the following deadlines:

For all funds except Bancorp Stock	1:00 pm PST, Friday, February 19, 2010
For Bancorp Stock	1:00 pm PST, Wednesday, February 17, 2010

Q&A-10—Will There Be a "Freeze" On My Account During the Rights Offering?

        Yes, but it will only be a partial freeze since your entire 401(k) account does not need to be frozen. Only the Federated Government Obligations Money Market Fund and the West Coast Bancorp Employer Stock Fund will be frozen since these are the two accounts that are involved in acquiring Bancorp stock in the Rights Offering for your 401(k) account.

        Federated Government Obligations Money Market Fund.    The freeze on the Federated Government Obligations Money Market Fund will be a very short one—we estimate it will only be for one day. The freeze will go into effect on either the evening of Tuesday, February 23, 2010, or the morning of Wednesday, February 24, 2010. We expect the freeze to be lifted by Thursday, February 25, 2010, after the money needed to purchase the number of shares you have elected to buy has been liquidated.

        West Coast Bancorp Stock.    The freeze on your West Coast Bancorp Employer Stock Fund will last for a longer period of time in order to allow for all the steps involved in purchasing the stock you are acquiring in the Rights Offering and then posting those shares to your 401(k) account. We expect the freeze to go into effect on the date the funds in your Money Market Fund are liquidated to purchase the shares you want to acquire in the Rights Offering. We expect this to take place no later than Thursday, February 25, 2010. At the time your funds in the Money Market Fund are liquidated, your West Coast Bancorp Employer Stock Fund will be credited with the number of shares that you subscribed to in the Rights Offering.

        The freeze on your Bancorp Stock fund will be lifted after the Rights Offering is closed, the amount of shares acquired in the over-subscription, if any, have been determined and the number of shares you acquired have been issued and posted to your 401(k) account. We estimate all this will take 5 to 10 business days after the Rights Offering closes. When the freeze on the Bancorp Stock fund is lifted, we will post it on the 401(k) Plan's website https://frps.retirementpartners.com.

        Effect of this Partial Freeze.    During the time the partial freeze is in effect for one of those two funds, you will not be able to move funds out of that particular investment fund, or take loans or other distributions from that fund.

Q&A-11—What Happens if There Isn't Enough Money in My Money Market Fund to Cover the Entire Purchase Price for the Stock I Want to Acquire?

        In that case, only a partial purchase order will be put through for you (instead of just rejecting your entire order). That is, the trustee will put through the purchase for only the number of shares that can be acquired with the funds that are available.

Q&A-12—Can I Use Money I Have Outside the 401(k) Plan to Pay for the Shares I Am Acquiring Through the 401(k) Plan?

        No. The shares that you are acquiring through the 401(k) Plan can only be paid for with funds that are in your 401(k) account—you may not lend money to your 401(k) account for purposes of the Rights Offering.

Q&A-13—Can I Have the Shares I Am Acquiring Through the 401(k) Plan Delivered to Me Personally Instead of Being Credited to My 401(k) Account?

        No. The shares you are acquiring through the 401(k) Plan can only be credited to your 401(k) account.

Q&A-14—What Happens if the Stock Price Goes Down After I Make My Election?

        On February [*], 2010, West Coast Trust Company, the trustee for our 401(k) Plan, will look at the trading price of Bancorp stock on that day. If our stock last traded above $2 per share, the trustee will go ahead and place the order to purchase shares for the 401(k) Plan under the Rights Offering. But if the trading price is $2 per share or below, the trustee will not place the order for anyone in the 401(k) Plan.

        You can log on to the 401(k) Plan's website https://frps.retirementpartners.com to see if the trustee decided to place the order or not.

        If the trustee makes the decision not to place the order to acquire stock for the 401(k) Plan under the Rights Offering, the money that was taken out of your 401(k) Money Market Fund to cover your subscription in the Rights Offering will be refunded back to the Money Market Fund in your 401(k) account. Those funds will remain in the Money Market Fund until you elect to move them elsewhere. You will not be able to do so until after the Rights Offering expires, however.

Q&A-15—Can I Change My Mind After I Send My Election Form In?

        No! Once your election form is sent in, you can't revoke your election. The stock purchase you have requested will be put through, unless the trustee decides not to place any orders at all for the 401(k) Plan because the market value of Bancorp's stock has fallen below the Rights Offering price.

Q&A-16—If the Order Is Placed, How Soon Will It Be Before I See the Stock Credited to My 401(k) Account?

        As you can probably imagine, it will take some time to complete all the paperwork after the Rights Offering ends and then acquire the shares and then allocate them to the proper accounts in the 401(k) Plan. Given the trust accounting and other plan recordkeeping that is required for a 401(k) plan, we expect it will take at least 5 to 10 business days after the Rights Offering ends before the Bancorp stock you acquired is credited to your 401(k) account.

Q&A-17—What Happens If I Exercise My Over-Subscription Privilege But Do Not Wind Up with All the Shares I Had Wanted?

        In that case, you will have money left over in your Money Market Fund in your 401(k) account. That money will stay in the Money Market Fund until you elect to move it into one or more of the other funds available in the 401(k) Plan. That is, the trustee will not automatically rebalance your account. Again, there will be a period of time after the Rights Offering closes before you will be able to move funds out of the Money Market Fund. We currently estimate that this time period could last between 7 to 12 business days after the Rights Offering closes.

Q&A-18—I Don't Want to Exercise My Rights. Can I Sell Them or Transfer Them to Someone Else?

        No. Your rights under the Rights Offering are yours and yours alone. You cannot sell them, gift them or otherwise transfer them to anyone else.

Q&A-19—What Happens If I Don't Exercise My Rights?

        If you choose not to exercise your rights under the Rights Offering, they will simply expire. The expiration of your rights will not have any impact on the value of your 401(k) account. And please be assured that whether you exercise your Subscription Rights or not, there will be no repercussions whatsoever on your employment status with us.

Q&A-20—Should I Elect to Exercise My Rights?

        That's a question you'll have to answer for yourself, preferably with the help of your financial advisor. Neither West Coast Bancorp nor West Coast Trust Company can give you any advice, one way or the other, as to whether you should exercise your rights under the Rights Offering. You need to make up your own mind as to how investing in the stock of one company—Bancorp—fits into your overall investment portfolio. And please keep in mind that investing in any stock, including Bancorp's, carries risks with it. So you should carefully consider the risk factors discussed in the Rights Offering Prospectus before you make your decision.

Q&A-21—What If I Have More Questions?

        If you have any questions about the Rights Offering, please call the Rights Offering Information Agent, Morrow & Co., LLC, at (800) 607-0088.

        If you have any questions about your 401(k) account, please call Laurie Ferris, West Coast Bancorp, at (541) 574-1174.

QuickLinks

  Exhibit 99.9
SPECIAL INSTRUCTIONS FOR PARTICIPANTS IN OUR 401(k) PLAN
WHAT YOU NEED TO KNOW ABOUT THE BANCORP STOCK RIGHTS OFFERING AND YOUR 401(k) ACCOUNT